Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2024, with respect to the consolidated financial statements of Glucotrack Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement on Form S-1. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Fahn Kanne & Co. Grant Thornton Israel

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel
November 8, 2024

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.